                                                                  EXHIBIT 12.3



                                    PACCAR AND SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (Thousands of Dollars)


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

                                                 Year Ended December 31
                                   ---------------------------------------------------
                                     1995       1994       1993       1992      1991
                                   --------   --------   --------   --------  --------
FIXED CHARGES
     Interest expense
         PACCAR and
         Subsidiaries (1)          $123,480   $ 87,465   $ 64,000   $ 71,912  $ 94,264

         Portion of rentals
           deemed interest            5,727      5,494      6,001      6,870     6,785
                                   --------   --------   --------   --------  --------

TOTAL FIXED CHARGES                $129,207   $ 92,959   $ 70,001   $ 78,782  $101,049
                                   --------   --------   --------   --------  --------
                                   --------   --------   --------   --------  --------

EARNINGS
     Income before taxes - PACCAR
         and Subsidiaries (2)      $399,562   $320,098   $219,757   $ 91,613  $ 48,344

FIXED CHARGES                       129,207     92,959     70,001     78,782   101,049
                                   --------   --------   --------   --------  --------

EARNINGS AS DEFINED                $528,769   $413,057   $289,758   $170,395  $149,393
                                   --------   --------   --------   --------  --------
                                   --------   --------   --------   --------  --------

RATIO OF EARNINGS
     TO FIXED CHARGES                  4.09x      4.44x      4.14x      2.16x     1.48x


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(1)  Exclusive of interest paid to PACCAR.

(2) Includes before-tax earnings of wholly owned subsidiaries and distributed income received from less than 50% owned subsidiaries.


                                      -31-